UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018 (March 23, 2018)

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	001-36415	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

B1, Business Park Terre Bonne,

Route de Crassier 13, 1262

Eysins, Switzerland

(Address of Principal Executive Offices) (Zip Code)

011-41-22-716-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on February 20, 2018, Quotient Limited (individually, “Quotient” and, together with its subsidiaries, the “Company”), through its subsidiary, Quotient Biocampus Limited (“Quotient Biocampus”), entered into a binding Principal Offer (the “Principal Offer”) with Roslin Assets Limited (“Roslin”), pursuant to which the Company agreed to sell its recently completed Biocampus facility (“Biocampus”) located near Edinburgh, Scotland to Roslin in a sale and leaseback transaction (the “Sale and Leaseback”). On March 23, 2018 (the “Closing Date”), the Company closed the Sale and Leaseback and sold Biocampus to Roslin pursuant to a Disposition Agreement, dated March 23, 2018, by Quotient Biocampus in favor of Roslin (the “Disposition Agreement”). Pursuant to the Disposition Agreement, Quotient Biocampus also transferred to Roslin its rights as landlord under the Lease Agreement, dated July 14, 2017, by and between Quotient Biocampus and Alba Bioscience Limited (“Alba”), a subsidiary of Quotient, as amended by a Minute of Variation, dated March 23, 2018, by and between Quotient Biocampus and Alba (the “Minute of Variation”), of the Lease Agreement (as amended by the Minute of Variation, the “Lease Agreement”). In connection with the Sale and Leaseback, the parties simultaneously entered into (i) a Rent Deposit Agreement, dated March 23, 2018, by and between Alba and Roslin (the “Rent Deposit Agreement”) and (ii) a Guarantee Agreement (the “Guarantee Agreement” and, together with the Disposition Agreement, the Lease Agreement and the Rent Deposit Agreement, the “Agreements”), dated March 23, 2018, by Quotient and Quotient Suisse SA (“Quotient Suisse”), a subsidiary of Quotient, in favor of Roslin.

Lease Agreement (as amended by Minute of Variation)

Pursuant to the Lease Agreement, Alba will lease Biocampus from Roslin. The Lease Agreement has an initial term of 35 years and provides for an initial annual rent of £1.2 million, which is subject to annual 3.0% increases from September 2018 through September 2027. There will then be a fixed annual rent of £1.6 million from October 2027 through September 2032. Each fifth year thereafter, the annual rent will be reviewed and will be subject to adjustment based on the consumer price index and other factors.

Rent Deposit Agreement

Pursuant to the terms of the Rent Deposit Agreement, Alba made an initial deposit of its rent in the amount of £3.6 million, £2.4 million of which will be released on the date on which the Company’s audited financial statements present annual EBITDA from product sales of $25 million for two consecutive years.

Disposition Agreement

Under the terms of the Disposition Agreement, the Company received approximately £14.95 million, or $20.9 million, of gross proceeds from the sale of Biocampus. After deducting the £3.6 million, or $5.0 million, rental deposit required under the Rent Deposit Agreement and other transaction costs, the Company received approximately £10.9 million, or $15.3 million, in net proceeds, which the Company intends to use for working capital purposes.

Guarantee Agreement

Pursuant to the Guarantee Agreement, Quotient and Quotient Suisse will guarantee the obligations of Alba as tenant under the Lease Agreement.

The foregoing descriptions of the terms of the Agreements do not purport to be complete and are subject to, and qualified in their entirety by, reference to the applicable Agreement, which are filed herewith as Exhibit 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.01.

Item 2.03. Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

Set forth below is a list of Exhibits included as part of this Current Report.

Exhibit	Description

10.1	Lease Agreement, dated July 14, 2017, by and between Quotient Biocampus Limited and Alba Bioscience Limited.

10.2	Minute of Variation of Lease, dated March 23, 2018, by and between Quotient Biocampus Limited and Alba Bioscience Limited.

10.3	Guarantee Agreement, dated March 23, 2018, by Quotient Limited and Quotient Suisse SA in favour of and Roslin Assets Limited.

10.4	Disposition Agreement, dated March 23, 2018, by Quotient Biocampus Limited in favor of Roslin Assets Limited.

10.5	Rent Deposit Agreement, dated March 23, 2018, by and between Alba Bioscience Limited and Roslin Assets Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT LIMITED

By:	/s/ Christopher Lindop
Christopher Lindop
Chief Financial Officer

Dated: March 26, 2018